Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-206605 of our report dated February 24, 2015 (August 21, 2015 as to Notes 2, 5, 12 and 26), relating to the consolidated financial statements of Willis Group Holdings Public Limited Company (the “Company”) appearing in the Current Report on Form 8-K of the Company dated August 21, 2015, and our report on the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

October 12, 2015